Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205858, 333-120229 and 333-136101) of MarketAxess Holdings Inc. of our report dated December 20, 2019 relating to the Consolidated Statement of Assets Acquired and Liabilities Assumed of LiquidityEdge LLC, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 20, 2019